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_______________, 1996                                               $ __________

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                                    12% Note

      FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, Hawaiian Natural Water Company, Inc., a Hawaii corporation ("Maker"), hereby promises to pay to _______________ or registered assigns ("Holder"), the principal sum of __________ Dollars ($__________), plus interest thereon as provided below, in lawful money of the United States of America, upon the terms and conditions set forth in this 12% Note (this "Note").

      This Note is one of a series of Notes aggregating $407,715 in principal amount.

      1. Payment. Subject to Section 1 hereof, the entire outstanding principal amount of this Note, plus all accrued but unpaid interest thereon at the rate set forth below, shall be due and payable on April 12, 1997 (the "Maturity Date"). Interest on this Note shall accrue at the rate of Twelve Percent (12%) per annum, compounded annually, until this Note shall have been paid in full. Interest shall be computed on the basis of a 360-day year, consisting of twelve
(12) 30-day months.

      2. Prepayment. Maker shall be obligated to prepay the entire outstanding principal amount of this Note, plus all accrued but unpaid interest thereon, concurrently with the closing of any public offering of equity securities of the Company occurring prior to the Maturity Date with an aggregate price to investors in such offering in excess of $2,000,000.

      Maker may prepay the principal amount of this Note, in whole or from time to time in part, plus all accrued but unpaid interest thereon to the date of such prepayment, at any time prior to the Maturity Date without premium or penalty.

      3. Default. The occurrence of any or the following events shall constitute a default (a "Default") hereunder: (i) the failure of Maker to make any principal or interest payment when due as provided in Section 1 hereof, and (ii) an assignment for the benefit of creditors of Maker, or the involuntary application for,


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or appointment of, a receiver for Maker or any assets of Maker, or the commencement of any bankruptcy or insolvency proceedings against Maker under any of the provisions of the Federal bankruptcy laws or of any comparable rule of law of any other jurisdiction to which Maker is subject.

      In case of a Default, all unpaid principal and accrued interest on this Note shall ipso facto become and be immediately due and payable without notice to or action of any kind by Holder.

      If the payment of principal or interest required to be made pursuant to this Note is not paid in full when due, Maker shall pay to Holder all costs and expenses of collection, including (without limitation) reasonable attorneys' fees, arbitration fees and costs, and court fees and costs.

      4. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to principles of conflicts of law thereof.


                                        HAWAIIAN NATURAL WATER COMPANY, INC.


                                        ________________________________________
                                        By: Marcus Bender, President


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